Exhibit 99.1

Contact:	Robert Adamson
Chief Executive Officer
(561) 322-1303

MEDICAL STAFFING NETWORK HOLDINGS SIGNS

ASSET PURCHASE AGREEMENT AND FILES VOLUNTARY PETITION

UNDER CHAPTER 11 TO IMPLEMENT ITS PRE-ARRANGED RESTRUCTURING

Operations to Continue as Usual

Boca Raton, Fla. (July 6, 2010) – Medical Staffing Network Holdings, Inc. (OTCQX: MSNW) today announced that it has entered into an Asset Purchase Agreement to sell substantially all of its assets to MSN AcquisitionCo, LLC, an entity organized and to be owned by the Company’s first lien secured lenders. In order to facilitate the sale process, the Company has filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. The Company expects that its operations will continue uninterrupted during the bankruptcy proceeding. The Chapter 11 filing was made on July 2, 2010, in the United States Bankruptcy Court for the Southern District of Florida in West Palm Beach, Florida. Information about the bankruptcy filing can be obtained at www.msnreorg.com.

The filing is not expected to impact the Company’s employees or clients. As part of its initial filing, the Company has filed motions seeking assurances from the Court that its employees will continue to receive their usual pay and benefits on an uninterrupted basis and that the escrow arrangement that the Company previously established for the benefit of its VMS clients and subcontractors will continue uninterrupted following the bankruptcy filing. Additionally, to pay the costs of the restructuring process and to assure the Company’s liquidity during the restructuring process, the Company has secured a commitment from its lenders for a $15 million debtor-in-possession revolving credit facility and has filed motions seeking the Court’s approval of the debtor-in-possession financing.

Robert Adamson, the Company’s Chairman and Chief Executive Officer, stated, “The filing of our petition under Chapter 11 is the next step in our efforts to complete the restructuring of our debt and capital in accordance with the terms of the Restructuring Support Agreement that we entered into with our senior secured lenders on June 9, 2010. We believe that the filing of our Chapter 11 petition and the signing of the Asset Purchase Agreement move us one step closer to emerging from the restructuring process with a capital structure that will allow us to successfully operate our business in the future.”

Under the Asset Purchase Agreement, MSN AcquisitionCo, LLC will purchase substantially all of the Company’s assets and assume certain of the Company’s obligations associated with the purchased assets, including the debtor-in-possession financing described above, through a Court supervised auction and sale under Section 363 of the Bankruptcy Code. The purchase price is $84,122,982.40, which will be paid by the lenders credit bidding the amount of the first lien debt due to them. The proposed sale is also subject to higher and better bids, as approved by the Bankruptcy Court, and to the satisfaction of the closing conditions set forth in the Asset Purchase Agreement. The Company anticipates that the sale will close before August 31, 2010.

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MSNW Enters Into Asset Purchase Agreement and Files Chapter 11 Petition

July 6, 2010

The Company intends to engage in a robust bidding process with any and all interested parties. Those interested in submitting bids should contact Leon Szlezinger, Managing Director of Jefferies & Co., Inc., 520 Madison Avenue, 7th Floor, New York, NY (212-323-3918) as soon as possible, as competing bids are expected to be due by August 18, 2010.

Company Summary

Medical Staffing Network Holdings, Inc. is one of the largest diversified healthcare staffing companies in the United States. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services. For further information about the Company’s business, visit the Company’s website, www.msnhealth.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include obtaining Bankruptcy Court approval of the Asset Purchase Agreement and the consummation of the transactions contemplated thereby in a timely manner, the ability to complete the Chapter 11 process in a timely manner, the Company’s ability to continue to operate in the ordinary course of business and to manage its relationships with its clients, employees, vendors and creditors given the Company’s financial condition and the bankruptcy filing, the ability to limit the amount of time that Company management and officers devote to the restructuring, in order to allow them to run the business, and the other important factors set forth in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the Company believes that these statements are based upon reasonable assumptions, the Company cannot provide any assurances regarding future results. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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